  EXHIBIT 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and between FRIENDABLE, INC. (“FRIENDABLE”), and JOSEPH C. CANOUSE (“CANOUSE”, and, together with Friendable, the “PARTIES”) and shall be effective as of April 7, 2017 (hereinafter referred to as the "Effective Date").

RECITALS

A.
J. P. Carey Enterprises, Inc., a Florida company controlled by Canouse (“JP CAREY”), and Friendable entered into a Consulting Agreement, dated April 1, 2014 (the “Consulting Agreement”).

B.
JP Carey was due to be paid $10,000 per month in the form of a convertible debenture.

C.
The Consulting Agreement had a term of seven months and JP Carey believed Friendable owed it compensation of $70,000.

D.
The Company believed it had cancelled the Consulting Agreement in April 2014.

E.
As of March 29, 2016, the Company disputed it owed any money to JP Carey.

F.
On March 29, 2016, Canouse commenced litigation against Friendable to collect $70,000 plus interest.

G.
Friendable and Canouse entered into settlement talks regarding this litigation on July 19, 2016.

H.
Friendable acknowledges that, as of July 19, 2016, it owed $70,000 plus interest to JP Carey.

I.
Canouse is a judgment creditor of Friendable holding a judgment in the amount of $82,931.27 plus interest from the case styled Joseph C. Canouse v. Friendable, Civil Action No. 16EV001265H, State Court of Fulton County, Georgia (“Civil Judgment”).

J.
In an effort to collect on the Civil Judgment Canouse undertook several garnishments and other collection activities.

K.
In exchange for the amount stated below and based upon the conditions below, CANOUSE shall dismiss any and all garnishments, cease all collection activities and file the appropriate document to note that the Civil Judgment was satisfied.

WHEREFORE, FRIENDABLE AND CANOUSE HEREBY AGREE AS FOLLOWS:

1.           Satisfaction of Judgment Amount. Friendable shall satisfy the Civil Judgment by issuance of the following documents within three (3) days of execution of this Agreement:

a)           A fully executed, valid and binding 8% Convertible Note in favor of J.P. Carey Enterprises, Inc. in the amount of $82,931.27, dated March 30, 2017, in substantially the same form and providing the same substance as Exhibit A attached hereto (the “Note”);

b)           A fully executed, valid and binding Unanimous Written Consent of the Board of Directors of Friendable in substantially the same form and providing the same substance as Exhibit B attached hereto;

c)           A fully executed, valid and binding Irrevocable Letter of Authorization to Friendable’s transfer agent in substantially the same form and providing the same substance as Exhibit C attached hereto;

d)           A fully executed, valid and binding Guaranty by all subsidiaries and affiliates in substantially the same form and providing the same substance as Exhibit D attached hereto; and

e)           The filing of an 8-K with the Securities and Exchange Commission detailing the issuance of the note in similar form to other 8-K filings by Friendable.

2.           Consent Motion to Withdraw Judgment, Dismissal of Garnishment, and Cessation of All Collection Activities. Within three (3) days of execution of this Agreement:

a)           Canouse shall file a Consent Motion to Withdraw Judgment or similar motion the case styled Joseph C. Canouse v. Friendable, Civil Action No. 16EV001265H, State Court of Fulton County, Georgia, in substantially the same form and providing the same substance as Exhibit E attached hereto.

b)           Canouse shall dismiss any and all garnishments and cease all collection activities;

c)           In the event, Canouse collects, following execution of this Agreement, any amount of money from Friendable’s bank accounts as a result of a garnishment, Canouse will wire all such money back to Friendable within two (2) business days.

3.           Deliverables and Timing. The Parties agree and acknowledge that actual receipt of the deliverables is material and indispensable to this Agreement such that any failure to deliver as described herein shall render this Agreement null and void. Time is of the essence.

4.           Settlement of Claims. FOR AND IN CONSIDERATION of this Agreement and issuance of the aforementioned documents, and upon condition of complete performance to CANOUSE of the described consideration, the Parties, for themselves and their heirs, executors, wards, administrators, officers, directors, shareholders, agents, successors-in-interest, attorneys and assigns, do hereby RELEASE, ACQUIT, and forever DISCHARGE and each other and their respective agents, employees, heirs, executors, administrators, successors-in-interest, officers, directors, shareholders, attorneys, insurers, and assigns of and from any and all past, present and future rights, actions, causes of action, claims, demands, damages, costs, losses, expenses, and compensation, including but not limited to, those for medical care, wrongful death or bad faith or on account of, or in any way arising out of, any and all known and unknown injuries and damages of any nature resulting or to result from or by reason of any act and/or omission on the part of Friendable occurring at any time prior hereto.

5.           No Representations or Warranties.. In making this Agreement and the release contained herein, it is understood and agreed that the Parties rely wholly upon their own judgement, belief and knowledge of the nature, extent, and duration of alleged claims and contentions and that the Parties have not been influenced to any extent in making this Agreement by any representations or statements of the other regarding any matter whatsoever.

6.           Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. Exclusive jurisdiction for any and all disputes arising from or concerning this Agreement shall be in the DeKalb County State or Superior Court of Georgia.

7.           EXECUTION AND VAILIDITY OF DOCUMENTS. Each Party represents and warrants that they shall do all acts and execute and deliver all documents necessary, convenient or desirable to effect all provisions of this Agreement. Copies and scans of documents shall be considered authentic in the absence of originals. Documents may be executed in counterpart and only the signature of the party against whom enforcement is sought shall be necessary.

8.           FEES AND COSTS. Each Party agrees to bear their own costs in connection with the preparation and execution of this Agreement. In the event that Canouse is forced to hire counsel to collect or enforce this Agreement, he shall be entitled to all of his attorneys’ fees and expenses to the maximum amount allowed by law, but in no event less than 15% of the then due and owing principal and interest.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date(s) set forth below:

Dated: April 7, 2017

Joseph C. Canouse _/s/ Joseph C. Canouse________________________________	Friendable, Inc. By: _/s/ Robert Rositano____________________________ Robert Rositano, Chief Executive Officer

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E